[Form of Opinion]




                                ___________, 1999

Board of Directors
Catawba Valley Bank
1039 2nd Street NE
Hickory, NC  28601-3843

     RE: Agreement and Plan of Reorganization and Share Exchange Dated as of February 16, 1999 By and Between Catawba Valley Bank and Catawba Valley Bancshares, Inc.


Gentlemen:

You have asked for our opinion in connection with the proposed exchange (the "Exchange") of shares of the $1.00 par value common stock of Catawba Valley Bancshares, Inc., a North Carolina corporation, for the shares of $5 par value common stock of Catawba Valley Bank, a North Carolina-chartered bank, pursuant to the terms of the Agreement and Plan of Reorganization and Share Exchange dated as of February 16, 1999 by and between Catawba Valley Bank and the Catawba Valley Bancshares, Inc. (the "Exchange Agreement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Exchange Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Exchange Agreement, the Registration Statement filed with the Securities and Exchange Commission on March 25, 1999 and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

In rendering the opinions set forth below, we have relied, with your permission, upon certain written factual representations of Catawba Valley Bank and Catawba Valley Bancshares, Inc. dated as of the date of this letter. We have assumed that any representation or statement made in connection with such representations that is made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that when a person or entity making a representation has represented that such person or entity either is not a party to or does not have, or is not aware of, any plan or intention, understanding or agreement as to a particular matter, there is in fact no such plan, intention, understanding or agreement. We also



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have assumed that all such written representations will be true as of the
Effective Time of the Exchange.

In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as of the date hereof. All of such authorities are subject to change, possibly with retroactive effect. Any such change could affect the opinions rendered below. Our opinion does not address the federal income tax consequences of the Exchange to Catawba Valley Bank shareholders in special circumstances, including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, persons who do not hold Catawba Valley Bank Common Stock as capital assets, individuals who received Catawba Valley Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and non-U.S. persons.

Based upon and subject to the foregoing, and subject to the discussions of the continuity of interest requirement and the applicability of Section 351 which follow, we are of the opinion that:

(i) The Exchange will constitute a tax-free reorganization under Section 368(a)(1)(B) of the Code, and Catawba Valley Bank and Catawba Valley Bancshares, Inc. will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

(ii) Catawba Valley Bank's shareholders will not recognize any gain or loss on the receipt of the Catawba Valley Bancshares, Inc. Common Stock in exchange for their Catawba Valley Bank Common Stock.

(iii) The basis of each Catawba Valley Bank shareholder in Catawba Valley Bancshares, Inc.'s Common Stock received by such shareholder will be the same as the basis of such shareholder in the Catawba Valley Bank Common Stock surrendered in exchange therefor.

(iv) The holding period of Catawba Valley Bancshares, Inc.'s Common Stock received by each Catawba Valley Bank shareholder in the Exchange will include the holding period of the Catawba Valley Bank Common Stock surrendered in exchange therefor, provided that the Catawba Valley Bank Common Stock is held as a capital asset at the Effective Time of the Exchange.

(v) If a Catawba Valley Bank shareholder dissents from the Exchange and receives cash for his Catawba Valley Bank Common Stock, the receipt of such cash will be a taxable transaction and will be treated as a distribution and redemption of his shares, subject to the provisions and limitations of Sections 301 and 302 of the Code.


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Continuity of Interest Requirement

In order for the Exchange to qualify as a reorganization, among other requirements, the Catawba Valley Bank shareholders must exchange a substantial portion of the proprietary interests in Catawba Valley Bank for a proprietary interest in Catawba Valley Bancshares, Inc.. The IRS takes the position for advance ruling purposes that this "continuity of interest" requirement is satisfied in a potential reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's shareholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the potential reorganization.

Based on the foregoing, the continuity of interest requirement will be satisfied in the Exchange if, at the Effective Time of the Exchange, the value of the Catawba Valley Bancshares, Inc. Common Stock issued in the Exchange equals or exceeds the amount of any cash and the fair market value of any other property received by dissenting Catawba Valley Bank shareholders in exchange for their Catawba Valley Bank Common Stock. For purposes of this opinion, we have therefore assumed that the cash and the fair market value of any property paid to dissenting Catawba Valley Bank shareholders will not exceed the fair market value at the Effective Time of the Exchange of the Catawba Valley Bancshares, Inc. Common Stock issued in the Exchange.

Our opinion expressed in this letter is based on current law and upon facts and assumptions as of the date of this letter. Our opinion is subject to change in the event of a change in the applicable law, a change in the interpretation of the applicable law by the courts or by the Internal Revenue Service or a change in any of the facts or assumptions upon which the opinion is based. There is no assurance that legislative, regulatory, administrative or judicial developments may not be forthcoming which would significantly modify the statements or opinion expressed in this letter. Any such developments may or may not be retroactive. This opinion represents our best legal judgment but has no binding effect or official status of any kind. As a result, no assurance can be given that the opinion expressed in this letter will be sustained by a court if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Exchange.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Exchange or of any transactions related to the Exchange or contemplated by the Exchange Agreement. This opinion is being furnished only to you in connection with the Exchange and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without or express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with the Securities and Exchange Commission.


                                        Very truly yours,

                                        MOORE & VAN ALLEN, PLLC



                                        Anthony Gaeta, Jr.


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